EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lithia Motors, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑190192, 333-43593, 333-69169, 333-156410, 333-39092, 333-61802, 333-106686, 333-116839, 333-116840, 333-135350, 333-161590, 333-168737, 333-231255) and Form S-3ASR (No. 333-239969) of Lithia Motors, Inc. of our reports dated February 19, 2021, with respect to the consolidated balance sheets of Lithia Motors as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Lithia Motors, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph stating that management excluded from its assessment of the effectiveness of Lithia Motors, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2020, thirty acquired stores’ internal control over financial reporting. The total assets of these thirty stores represented approximately 13% of consolidated total assets as of December 31, 2020 and approximately 7% of consolidated revenues for the year ended December 31, 2020. Our audit of internal control over financial reporting of Lithia Motors, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of these thirty stores.

Our report on the consolidated financial statements contains an explanatory paragraph regarding a change in accounting principle related to the Company’s adoption of ASC Topic 842 – Leases during the year ended December 31, 2019.

/s/ KPMG LLP

Portland, Oregon
February 19, 2021